UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 28, 2005

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

ITEM 2.02 Results of Operations and Financial Condition

On January 28, 2005 registrant issued a press release entitled “Halliburton Announces Fourth Quarter Results.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER RESULTS
Asbestos settlement completed and record quarterly revenue for ESG

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that fourth quarter 2004 income from continuing operations was $183 million, or $0.41 per diluted share.

Net loss for the quarter was $201 million, or $0.45 per diluted share, and included a loss from discontinued operations of $384 million, or $0.86 per diluted share. The loss from discontinued operations resulted primarily from the fourth quarter revaluation charge arising from the increase in the value of the 59.5 million shares of Halliburton common stock that have subsequently been contributed to the trust for the benefit of asbestos claimants.

Consolidated revenue was $5.2 billion in the fourth quarter 2004, down 5% from the fourth quarter 2003. This decrease was largely attributable to lower activity on government services projects in the Middle East in KBR, and was partially offset by record quarterly revenue in the Energy Services Group (ESG).

Consolidated operating income was $349 million in the fourth quarter 2004 compared to $303 million in the fourth quarter 2003. Impacting fourth quarter 2004 operating income was a $33 million loss for two integrated solutions projects in southern Mexico, a $22 million charge, as previously announced, related to the restructuring of KBR, a $14 million gain related to the sale of ESG’s surface well testing (SWT) operations, and an $11 million charge for an intellectual property settlement related to the sale of Subsea 7.

“The fourth quarter was a busy and important one for the future of Halliburton,” said Dave Lesar, chairman, president and chief executive officer of Halliburton. “We ended our asbestos exposure. We completed the restructuring of KBR into two business segments, and achieved significant milestones on each of our three remaining offshore lump sum construction contracts, which significantly reduces our risk exposure on these projects. Our ESG operation had a record quarter for revenue and the highest fourth quarter margin ever. We achieved a 17.1% margin, even after recording the charges for the integrated solutions projects, the intellectual property settlement, and the gain on sale of SWT, which in aggregate decreased the margin by 1.4 percentage points.

For the year 2004, we established new records in revenue and operating income for three of the four ESG segments. For the fourth quarter, the total ESG group achieved record revenue that was driven by our Production Optimization and Drilling and Formation Evaluation segments. We were especially pleased to see fourth quarter revenue grow by three percent over the third quarter, which historically has been our highest quarter of the year. This supports our view that prices and demand for our services continue to increase. Our customers are expected to continue to increase their spending, which will allow for a strong market for our services to continue through 2005 and beyond. We also believe that KBR is now positioned for profitability.”

2004 Fourth Quarter Segment Results

Energy Services Group

ESG posted fourth quarter 2004 revenue of $2.2 billion, a $371 million or 21% increase over the fourth quarter 2003, and operating income of $370 million, up $129 million or 54% from the same period in the prior year.

Production Optimization operating income for the fourth quarter 2004 was $209 million, an increase of $94 million, including an additional gain of $14 million in the fourth quarter 2004 on the sale of the SWT operations. A portion of the gain on the sale of SWT operations had not been recognized in the third quarter as a result of ESG’s continuing involvement with portions of the operations in certain countries. Production enhancement services improved operating income by $54 million, driven by increased land rig activity, higher equipment utilization, and improved pricing in the United States. WellDynamics posted record revenue and operating income in the quarter with significant sales of its SmartWell® intelligent completion technology in the Middle East. Equity income from Subsea 7 increased $20 million, as fourth quarter 2003 was negatively impacted by project losses and lower vessel utilization.

Fluids operating income for the fourth quarter 2004 was $102 million, a $29 million or 40% increase over the fourth quarter 2003. This increase was partially attributable to a $19 million increase in cementing services operating income primarily due to higher land drilling activity and improved pricing in the United States marketplace. Drilling fluids services operating income increased $11 million on strong United States land activity and improved results in Western Europe.

Drilling and Formation Evaluation operating income of $59 million was up $42 million over the prior year fourth quarter. This increase was primarily due to increased activity in the North Sea, Asia Pacific, and United States land; and cost reductions in the Gulf of Mexico. Also contributing to the improved operating income were decreased costs of $6 million from the 2003 drill bit plant consolidation. Drilling services benefited from lower depreciation expense in the fourth quarter 2004, compared to fourth quarter 2003 due to extending the useful life of drilling tools in the second quarter 2004.

Digital and Consulting Solutions, formerly Landmark and Other Energy Services, operating income for the fourth quarter 2004 was breakeven, compared to $36 million operating income in the fourth quarter 2003. Landmark Graphics achieved record revenue and operating income for the quarter. Revenue grew 16% and operating income was up 19% over the prior year. The fourth quarter 2004 results included a $33 million charge for two integrated solutions projects in southern Mexico. The fixed price contracts were awarded to the Company in the second quarter of 2004 and involve drilling 33 turnkey wells over a two year period. The charge reflects the estimated total project loss through completion that resulted from higher start-up expenses, increased costs to complete the projects, and longer drilling times than originally anticipated. Segment results also included an $11 million charge for an intellectual property settlement. This settlement was necessary to complete the sale of Subsea 7 in January 2005.

KBR

KBR revenue for the fourth quarter 2004 was $3.0 billion, a 17% decrease compared to fourth quarter 2003. The decrease was due to reduced government contract activities, primarily in the Middle East and project completions in the Energy and Chemicals segment.

KBR operating income for the fourth quarter 2004 was breakeven, compared to operating income of $82 million in the fourth quarter 2003. During the fourth quarter of 2004, a total charge of $22 million was recorded as a result of restructuring KBR into two segments: Energy and Chemicals, and Government and Infrastructure. When the restructuring plan for KBR was announced in September, the annual savings from the plan were projected to be between $80 million and $100 million. As of today, the estimated annual savings from the restructuring plan are expected to meet or exceed the upper end of this range in 2005.

Energy and Chemicals operating loss was $9 million in the fourth quarter 2004, compared to $15 million operating income in the fourth quarter 2003. Included in fourth quarter 2004 results was a $14 million restructuring charge. The fourth quarter 2004 results were also negatively impacted by charges totaling $21 million for additional costs on offshore hookup of the Belanak FPSO project and a settlement on a completed mining project in the United States.

Government and Infrastructure operating income was $9 million in the fourth quarter 2004 compared to $69 million operating income in the fourth quarter 2003. Included in fourth quarter 2004 results was an $8 million restructuring charge. Operating income from Iraq activities was $20 million lower than the fourth quarter 2003, primarily due to completion of the RIO contract. The decrease in operating income reflected a loss on a construction project in Afghanistan in the fourth quarter 2004 and the completion of a railway project in Australia in 2003, and was partially offset by improved results at the DML shipyard in the United Kingdom.

KBR backlog at December 31, 2004 was $8.4 billion, down approximately $900 million from September 30, 2004. Approximately 25% of the backlog is for fixed-fee contracts.  Of the total backlog, $3.6 billion is for Energy and Chemicals projects and $4.8 billion is for Government and Infrastructure projects.

Halliburton’s Iraq-related work contributed approximately $1.7 billion in revenue in the fourth quarter 2004 and $13 million of operating income, or a 0.8% margin.

Technology and Significant Achievements

Halliburton had a number of advances in technology and new contract awards.

Energy Services Group new technologies and contracts:

•	Halliburton’s DepthStar® received the Outstanding Technology award from the European Institute, the only award given to an oilfield service company, adding to its earlier awards from the Society of Petroleum Engineers (SPE) and American Society of Mechanical Engineers (ASME). In 2004, Halliburton received 12 first place and 5 runner-up awards from Hart’s E&P, World Oil, the European Institute, SPE and ASME, more than any other oilfield service company.

•	Landmark Graphics and Silicon Graphics have demonstrated breakthrough technology with the use of advanced interactive visualization on a 400GB seismic dataset in association with Marathon Oil Company. This new practical science solution enables exploration of the Earth's subsurface using seismic information that contains four times more information than current technologies.

•	Halliburton received a three-year contract for well completions in Qatar’s giant North Gas field awarded by Dolphin Energy Limited to Halliburton’s Production Optimization segment. The reliability and performance of Halliburton’s Peak® large monobore downhole completion equipment is a critical component to the success of the high-rate gas well completions required in this project.

•	Halliburton’s Drilling and Formation Evaluation segment was awarded a three- year contract for Directional Drilling and measurement/logging-while-drilling (M/LWD) work in the United Kingdom sector of the North Sea. The contract will include services such as the Geo-Pilot® rotary steerable system, the Stellar® suite of M/LWD services and the INSITE® information management system to link the operational center with the main hub, allowing for real-time drilling decisions. Services will start in the first quarter 2005.

•	Halliburton’s Drilling and Formation Evaluation (DFE) segment was awarded a four-year contract in Brunei. The award is for the use of the Geo-Pilot® rotary steerable system and the Stellar® suite of LWD services. In addition to these services, DFE will provide its Sperry-Sun ADT® drilling optimization service.

KBR new contract awards:

•	KBR and its joint venture partners have been issued a Letter of Authorization to perform pre-FEED work for the Gorgon Downstream liquefied natural gas (LNG)
project. The project is a grassroots LNG facility to be located on Barrow Island in Western Australia.

•	KBR has been awarded a contract by Fangyuan Chemical Industry Development Co., Ltd. of the Tianji Group to provide a process technology license and a basic engineering package for a 450 metric ton/day aniline plant located in Lucheng, Shanxi, China.

•	KBR has been awarded licenses for advanced reaction system technology as well as basic engineering design packages for Repsol YPF's Fluid Catalytic Cracking Units in its La Plata and Lujan de Cuyo refineries in Argentina.

•	KBR has been awarded a license for a second catalyst cooler for Petrobras' Residual Fluid Catalytic Cracking (FCC) Unit in its Capuava (RECAP) refinery located in Sao Paulo, Brazil. The catalyst cooler installations provide Petrobras the flexibility to process more contaminated, lower cost atmospheric residue feedstocks in their newest FCC units. Petrobras previously licensed the same technology from KBR for six catalyst coolers at three refinery locations in Brazil.

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the risks of audits and investigations of the company by domestic and foreign government agencies and legislative bodies and potential adverse proceedings and findings by such agencies, a delay in the receipt of additional agreed payments from insurers arising from asbestos and silica claims, the risks of judgments against the company and its subsidiaries in litigation and proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters, legislation, changes in government regulations and adverse reaction to scrutiny involving the company; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, availability and costs of financing and ability to raise capital; weather-related risks; customer risks, including the risks of changes in capital spending and claims negotiations; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, risks of fixed-fee projects and risks of complex business arrangements; systems risks, including the risks of successful development and installation of financial systems; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses, effective restructuring efforts and successful completion of planned dispositions. Please see Halliburton's Form 10-K/A for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004 for a more complete discussion of such risk factors.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	December 31		September 30
	2004	2003	2004
Revenue
Production Optimization	$912	$713	$886
Fluids	617	531	618
Drilling and Formation Evaluation	465	417	450
Digital and Consulting Solutions	176	138	154
Total Energy Services Group	2,170	1,799	2,108
Government and Infrastructure	2,295	2,691	1,993
Energy and Chemicals	736	974	689
Total Engineering and Construction Group	3,031	3,665	2,682
Total revenue	$5,201	$5,464	$4,790
Operating income (loss)
Production Optimization	$209	$115	$222
Fluids	102	73	113
Drilling and Formation Evaluation	59	17	62
Digital and Consulting Solutions	-	36	17
Total Energy Services Group	370	241	414
Government and Infrastructure	9	69	(6)
Energy and Chemicals	(9)	15	(44)
Asbestos and silica	-	(2)	-
Total Engineering and Construction Group	-	82	(50)
General corporate	(21)	(20)	(22)
Total operating income	349	303	342
Interest expense	(69)	(54)	(51)
Interest income	14	8	13
Foreign currency, net	6	4	1
Other, net	-	(1)	(2)
Income from continuing operations before income taxes
and minority interest	300	260	303
Provision for income taxes	(111)	(92)	(111)
Minority interest in net income of subsidiaries	(6)	(22)	(6)
Income from continuing operations	183	146	186
Loss from discontinued operations, net	(384)	(1,093)	(230)
Net loss	$(201)	$(947)	$(44)
Basic income (loss) per share:
Income from continuing operations	$0.42	$0.34	$0.43
Loss from discontinued operations, net	(0.88)	(2.52)	(0.54)
Net loss	$(0.46)	$(2.18)	$(0.11)
Diluted income (loss) per share:
Income from continuing operations	$0.41	$0.34	$0.42
Loss from discontinued operations, net	(0.86)	(2.51)	(0.51)
Net loss	$(0.45)	$(2.17)	$(0.09)
Basic weighted average common shares outstanding	439	435	438
Diluted weighted average common shares outstanding	444	438	442

See Footnote Table 1 for a list of significant items included in operating income.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Twelve Months Ended
	December 31
	2004	2003
Revenue
Production Optimization	$3,303	$2,758
Fluids	2,324	2,039
Drilling and Formation Evaluation	1,782	1,643
Digital and Consulting Solutions	589	555
Total Energy Services Group	7,998	6,995
Government and Infrastructure	9,393	5,417
Energy and Chemicals	3,075	3,859
Total Engineering and Construction Group	12,468	9,276
Total revenue	$20,466	$16,271
Operating income (loss)
Production Optimization	$634	$413
Fluids	352	251
Drilling and Formation Evaluation	223	177
Digital and Consulting Solutions	60	(15)
Total Energy Services Group	1,269	826
Government and Infrastructure	84	194
Energy and Chemicals	(426)	(225)
Asbestos and silica	-	(5)
Total Engineering and Construction Group	(342)	(36)
General corporate	(87)	(70)
Total operating income	840	720
Interest expense	(229)	(139)
Interest income	44	30
Foreign currency, net	(3)	-
Other, net	2	1
Income from continuing operations before income taxes,
minority interest and change in accounting principle	654	612
Provision for income taxes	(242)	(234)
Minority interest in net income of subsidiaries	(25)	(39)
Income from continuing operations before change in
accounting principle	387	339
Loss from discontinued operations, net	(1,364)	(1,151)
Cumulative effect of change in accounting principle, net	-	(8)
Net loss	$(977)	$(820)
Basic income (loss) per share:
Income from continuing operations before change in
accounting principle	$0.89	$0.78
Loss from discontinued operations, net	(3.13)	(2.65)
Cumulative effect of change in accounting principle, net	-	(0.02)
Net loss	$(2.24)	$(1.89)
Diluted income (loss) per share:
Income from continuing operations before change in
accounting principle	$0.88	$0.78
Loss from discontinued operations, net	(3.09)	(2.64)
Cumulative effect of change in accounting principle, net	-	(0.02)
Net loss	$(2.21)	$(1.88)
Basic weighted average common shares outstanding	437	434
Diluted weighted average common shares outstanding	441	437

See Footnote Table 1 for a list of significant items included in operating income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31		September 30
	2004	2003	2004
Assets

Current assets:
Cash and equivalents	$2,808	$1,815	$2,996
Receivables, net	4,675	4,669	4,454
Insurance for asbestos- and silica-related liabilities (1)	1,066	96	965
Inventories, net	723	695	741
Other current assets	684	644	667
Total current assets	9,956	7,919	9,823

Property, plant, and equipment, net	2,566	2,526	2,540
Insurance for asbestos- and silica-related liabilities (1)	350	2,038	488
Other assets	2,926	3,016	3,107
Total assets	$15,798	$15,499	$15,958

Liabilities and Shareholders’ Equity

Current liabilities:
Asbestos- and silica-related liabilities	$2,408	$2,507	$2,415
Accounts payable	2,271	1,776	2,362
Current maturities of long-term debt	347	22	50
Other current liabilities	2,038	2,259	2,228
Total current liabilities	7,064	6,564	7,055

Long-term debt	3,593	3,415	3,894
Asbestos- and silica-related liabilities (2)	37	1,579	2,029
Other liabilities	1,062	1,294	1,188
Total liabilities	11,756	12,852	14,166
Minority interest in consolidated subsidiaries	108	100	113
Shareholders’ equity (2)	3,934	2,547	1,679
Total liabilities and shareholders’ equity	$15,798	$15,499	$15,958

(1) The change in “Insurance for asbestos- and silica-related liabilities” from December 31, 2003 reflects the reclassifications from noncurrent to current based on the amount of cash we expect to receive from insurance carriers within a year; and a $680 million write-down in the second quarter of 2004 resulting from settlement agreements with insurance carriers.

(2) The decrease in “Asbestos- and silica-related liabilities” and the increase in “Shareholders’ equity” reflect the reclassification of the 59.5 million shares of Halliburton common stock to be contributed to trusts for the benefit of asbestos and silica claimants upon the December 31, 2004 final and nonappealable confirmation of our plan of reorganization. The value of the shares was increased by $342 million on December 31, 2004, based on the closing price of $39.24 on that day, resulting in a total reclassification of $2.335 billion to shareholders’ equity.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segments - Engineering and Construction Group Only
(Millions of dollars)
(Unaudited)

					Twelve Months
	Three Months Ended				Ended
2004	March 31	June 30	September 30	December 31	December 31
Revenue:
Government and Infrastructure	$2,868	$2,237	$1,993	$2,295	$9,393
Energy and Chemicals	835	815	689	736	3,075
Total Engineering and Construction
Group revenue	$3,703	$3,052	$2,682	$3,031	$12,468

Operating income (loss):
Government and Infrastructure	$62	$19	$(6)	$9	$84
Energy and Chemicals	(77)	(296)	(44)	(9)	(426)
Total Engineering and Construction
Group operating loss	$(15)	$(277)	$(50)	$-	$(342)

					Twelve Months
	Three Months Ended				Ended
2003	March 31	June 30	September 30	December 31	December 31
Revenue:
Government and Infrastructure	$518	$780	$1,428	$2,691	$5,417
Energy and Chemicals	931	1,039	915	974	3,859
Total Engineering and Construction
Group revenue	$1,449	$1,819	$2,343	$3,665	$9,276

Operating income (loss):
Government and Infrastructure	$26	$33	$66	$69	$194
Energy and Chemicals	(43)	(181)	(16)	15	(225)
Asbestos and silica	(2)	-	(1)	(2)	(5)
Total Engineering and Construction
Group operating income (loss)	$(19)	$(148)	$49	$82	$(36)

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Geographic Region - Energy Services Group Only
(Millions of dollars)
(Unaudited)

	Three Months Ended		Three Months Ended
	December 31		September 30
	2004	2003	2004
Revenue:
North America	$980	$787	$969
Latin America	301	255	295
Europe/Africa	454	350	442
Middle East/Asia	435	407	402
Total revenue	$2,170	$1,799	$2,108

Operating income:
North America	$222	$100	$228
Latin America	12	48	52
Europe/Africa	65	36	79
Middle East/Asia	71	57	55
Total operating income	$370	$241	$414

	Twelve Months Ended
	December 31
	2004	2003
Revenue:
North America	$3,609	$3,085
Latin America	1,082	907
Europe/Africa	1,665	1,442
Middle East/Asia	1,642	1,561
Total revenue	$7,998	$6,995

Operating income:
North America	$720	$306
Latin America	130	165
Europe/Africa	189	147
Middle East/Asia	230	208
Total operating income	$1,269	$826

See Footnote Table 2 for a list of significant items included in operating income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items included in Operating Income by Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31		December 31		September 30
	2004		2003		2004
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Production Optimization:
Surface well testing gain on sale	$14	$0.02	$-	$-	$40	$0.06
Digital and Consulting
Solutions:
Integrated solutions projects in Mexico	(33)	(0.05)	-	-	-	-
Intellectual property settlement	(11)	(0.01)	-	-	-	-
Energy and Chemicals:
Restructuring charge	(14)	(0.02)	-	-	(14)	(0.02)
Barracuda-Caratinga
project loss	-	-	(10)	(0.01)	-	-
Government and
Infrastructure:
Restructuring charge	(8)	(0.01)	-	-	(4)	(0.01)
Asbestos and silica	-	-	(2)	-	-	-

	Twelve Months Ended		Twelve Months Ended
	December 31		December 31
	2004		2003
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
Production Optimization:
Surface well testing gain on sale	$54	$0.08	$-	$-
HMS gain on sale	-	-	24	0.03
Drilling and Formation Evaluation:
Mono Pumps gain on sale	-	-	36	0.05
Digital and Consulting Solutions:
Integrated solutions projects
in Mexico	(33)	(0.05)	-	-
Intellectual property settlement	(11)	(0.01)	-	-
Anglo-Dutch lawsuit	13	0.02	(77)	(0.11)
Wellstream loss on sale	-	-	(15)	(0.03)
Energy and Chemicals:
Restructuring charge	(28)	(0.04)	-	-
Barracuda-Caratinga project loss	(407)	(0.60)	(238)	(0.33)
Government and Infrastructure:
Restructuring charge	(12)	(0.02)	-	-
Asbestos and silica	-	-	(5)	(0.01)

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items included in Operating Income
By Geographic Region - Energy Services Group Only
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31		December 31		September 30
	2004		2003		2004
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
North America:
Surface well testing gain on sale	$3	$-	$-	$-	$19	$0.03
Latin America:
Integrated solutions projects in Mexico	(33)	(0.05)	-	-	-	-
Surface well testing gain on sale	-	-	-	-	7	0.01
Europe/Africa:
Surface well testing gain on sale	4	0.01	-	-	14	0.02
Intellectual property settlement	(11)	(0.01)	-	-	-	-
Middle East/Asia:
Surface well testing gain on sale	7	0.01	-	-	-	-

	Twelve Months Ended		Twelve Months Ended
	December 31		December 31
	2004		2003
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
North America:
Anglo-Dutch lawsuit	$13	$0.02	$(77)	$(0.11)
Surface well testing gain on sale	22	0.03	-	-
Mono Pumps gain on sale	-	-	24	0.03
Wellstream loss on sale	-	-	(11)	(0.02)
HMS gain on sale	-	-	24	0.03
Latin America:
Integrated solutions projects
in Mexico	(33)	(0.05)	-	-
Surface well testing gain on sale	7	0.01	-	-
Europe/Africa:
Surface well testing gain on sale	18	0.03	-	-
Intellectual property settlement	(11)	(0.01)	-	-
Mono Pumps gain on sale	-	-	12	0.02
Wellstream loss on sale	-	-	(4)	(0.01)
Middle East/Asia:
Surface well testing gain on sale	7	0.01	-	-

###

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: January 28, 2005	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Vice President and Secretary